Exhibit 5.1

April 27, 2021

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Ladies and Gentlemen:

We have acted as counsel to II-VI Incorporated, a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on the date hereof, for the registration under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by the Company of up to 22,266,356 shares of common stock, no par value (the “Shares”), of the Company pursuant to an Agreement and Plan of Merger, dated as of March 25, 2021 (the “Merger Agreement”), by and among the Company, Coherent, Inc. and Watson Merger Sub Inc.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined copies of the following documents: (i) the Company’s Amended and Restated Articles of Incorporation; (ii) the Company’s Amended and Restated Bylaws, as amended and restated effective February 26, 2021; (iii) the resolutions of the Board of Directors of the Company relating to the Merger Agreement, the filing of the Registration Statement and the issuance of the Shares; (iv) the Merger Agreement; (v) the Registration Statement; and (vi) such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below. In rendering our opinion expressed below, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that, when (a) the Registration Statement has become effective under the Securities Act and (b) the Company’s shareholders have approved the issuance of the Shares in accordance with the rules of The Nasdaq Stock Market LLC and the Business Corporation Law of the Commonwealth of Pennsylvania (the “BCL”), the Shares will have been duly and validly authorized by the Company and that the Shares, when issued and delivered by the Company in accordance with the terms of the Merger Agreement and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

K&L GATES LLP

K&L GATES CENTER     210 SIXTH AVENUE     PITTSBURGH     PA 15222-2613

T +1 412 355 6500     F +1 412 355 6501     klgates.com

II-VI Incorporated

April 27, 2021

The opinions expressed in this opinion letter are limited to the BCL. The foregoing opinions are rendered as of the date of this opinion letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

    /s/ K&L Gates LLP

K&L GATES LLP

K&L GATES CENTER     210 SIXTH AVENUE     PITTSBURGH     PA 15222-2613

T +1 412 355 6500     F +1 412 355 6501     klgates.com